Exhibit 99.1

Ryerson Reports Third Quarter 2021 Results

Record results, increased shareholder returns, significant further de-risking of the balance sheet;

notable investments in value-added capabilities, our intelligent service center network and the customer experience

CHICAGO – November 3, 2021 – Ryerson Holding Corporation (NYSE: RYI), a leading value-added processor and distributor of industrial metals, today reported results for the third quarter ended September 30, 2021.

Q3 2021 Highlights:

•	Achieved third quarter revenue of $1.6 billion
•	Generated earnings per diluted share of $1.27 and adjusted earnings per diluted share of $3.25
•	Achieved record Adjusted EBITDA, excluding LIFO of $301 million
•	Achieved record gross margin of 23.1% and gross margin, excluding LIFO of 29.6%
•	Ended the quarter with $633 million of net debt and achieved a leverage ratio of 1.0x
•	Realized sequential operating expense leverage with warehousing, delivery, general, & administrative expense 11.4% of sales
•	Announced a quarterly cash dividend increase to $0.085 per share
•	Announced the construction of two build-to-suit, state-of-the-art facilities in Centralia, WA and University Park, IL
•	Acquired Specialty Metals Processing, a toll processor that will complement our stainless franchise
•	Further reduced pension exposure through the annuitization of over $200 million of pension liabilities
•	Total book value of equity increased to $428 million, a nearly 200% increase since year-end 2020

$ in millions, except tons (in thousands), average selling prices, and earnings per share
Financial Highlights:	Q3 2021	Q3 2020	Q2 2021	YoY	QoQ	YTD 2021	YTD 2020	YoY

Tons Shipped	519	489	559	6.1%	(7.2%)	1,621	1,517	6.9%
Revenues	$1,575.1	$831.5	$1,419.0	89.4%	11.0%	$4,141.4	$2,613.6	58.5%
Average selling prices	$3,035	$1,700	$2,538	78.5%	19.6%	$2,555	$1,723	48.3%
Gross Margin	23.1%	18.7%	18.1%	440 bps	500 bps	19.8%	17.9%	190 bps
Gross Margin, excl. LIFO	29.6%	16.7%	25.5%	1,290 bps	410 bps	26.8%	17.0%	980 bps
Warehousing, delivery, general, & administrative expenses	$180.2	$125.4	$178.3	43.7%	1.1%	$530.3	$405.2	30.9%
As a percentage of revenue	11.4%	15.1%	12.6%	(370 bps)	(120 bps)	12.8%	15.5%	(270 bps	)
Net income (loss)	$49.7	$(39.9)	$112.9	$89.6	$(63.2)	$187.9	$(49.1)	$237.0
Diluted earnings (loss) per share	$1.27	$(1.05)	$2.91	$2.32	$(1.64)	$4.84	$(1.29)	$6.13
Adjusted net income	$126.9	$11.9	$47.9	$115.0	$79.0	$185.0	$3.5	$181.5
Adjusted diluted earnings per share	$3.25	$0.31	$1.24	$2.94	$2.01	$4.77	$0.09	$4.68
Adj. EBITDA, excl. LIFO	$301.0	$31.4	$197.4	$269.6	$103.6	$621.9	$86.4	$535.5
As a percentage of revenue	19.1%	3.8%	13.9%	1,530 bps	520 bps	15.0%	3.3%	1,170 bps

Balance Sheet and Cash Flow Highlights:
Net debt	$633	$692	$563	(8.5%)	12.5%	$633	$692	(8.5%)
Net debt / LTM Adj. EBITDA, excl. LIFO	1.0	x	5.2	x	1.5	x	(4.2	x)	(0.5	x)	1.0	x	5.2	x	(4.2	x)
Cash Conversion Cycle	68.1	69.7	54.9	(1.6)	13.2	60.4	77.8	(17.4)
Net cash provided by (used in) operating activities	$(20.7)	$120.6	$(3.8)	$(141.3)	$(16.9)	$(71.8)	$296.7	$(368.5)

A reconciliation of non-GAAP financial measures to the comparable GAAP measure is included below in this news release.

Management Commentary

Eddie Lehner, Ryerson’s President and Chief Executive Officer, said, “To all my Ryerson colleagues, thank you for driving Ryerson safely and brilliantly forward alongside the myriad of unique frictions and fractures present in the world and in our operating environment that permeated the past quarter. We harmonized, monetized and modernized throughout the quarter by exceptionally executing our plan while demonstrating quick reflexes and making smart adjustments given the many variables in play. During the quarter, we began work on two new state-of-the art facilities in Centralia, Washington, and in University Park, Illinois, both largely funded via the monetization of assets at their former sites. On the M&A front, we acquired Specialty Metals Processing, a toll processor located in Stow, Ohio, which enhances our strong stainless and specialty metals franchise. We also furthered our financial transformation through the redemption of $150 million of our 2028 Senior Secured Notes and the reduction of our legacy liability risk through annuitizing approximately $200 million in pension obligations. Given our continued decreases in our fixed cash commitments and legacy liabilities, we are pleased to announce that Ryerson’s Board of Directors has approved an increase of one-half cent to our quarterly dividend. This increase reflects our confidence in our ability to generate further shareholder value as we execute on our vision of an intelligent network of interconnected industrial metals service centers providing great customer experiences at speed, scale and value-add.”

Market Commentary

Pricing across carbon steel products continued to increase throughout the third quarter, with CRU hot-rolled prices up over $285 per short ton in September versus June, but plateaued in the beginning weeks of the fourth quarter. LME nickel and aluminum commodity indexes also appreciated in the third quarter as compared to the second quarter, gaining 8% and 16% respectively. At this point, given underlying supportive demand conditions and gradually improving metals availability, Ryerson anticipates that carbon prices will begin to incrementally normalize in the fourth quarter while aluminum and nickel maintain relative strength.

Ryerson noted sequential shipment declines on a per day basis in most of its end-markets in North America in the third quarter as accumulating and layered constraints in customer supply chains deferred underlying demand. Metal fabrication and machine shop and ground transportation sectors reported shipments softening, though demand signals in these markets, including Class 8 build forecasts, remain supportive and extending into future periods. Ryerson’s oil & gas sector, in contrast, saw a quarter-over-quarter improvement in North American shipments per day. Overall, supply cannot yet meet present and trending demand.

Third Quarter Results

Ryerson achieved revenues of $1.6 billion in the third quarter of 2021, an increase of 11.0% compared to $1.4 billion for the second quarter of 2021, with average selling prices 19.6% higher and tons shipped 7.2% lower. Gross margin expanded sequentially to 23.1% in the third quarter of 2021 compared to 18.1% in the second quarter of 2021. Included in the third quarter of 2021 cost of goods sold was LIFO expense of $102 million, compared to LIFO expense of $105 million in second quarter. Excluding the impact of LIFO, gross margin expanded to a record 29.6% from 25.5%, respectively. Ryerson achieved expense leverage in the third quarter of 2021 as warehousing, delivery, selling, general and administrative expenses as a percent of sales was 11.4% compared to 12.6% in the second quarter of 2021.

Net income attributable to Ryerson Holding Corporation for the third quarter of 2021 was $50 million, or $1.27 per diluted share, compared to net income attributable to Ryerson Holding Corporation of $113 million, or $2.91 per diluted share in the previous quarter. Included in the third quarter 2021 net income is a $98 million non-cash, non-recurring settlement charge related to the annuitization of $206 million of our pension liabilities and a $6 million loss on retirement of debt. Excluding these items and the associated income taxes, adjusted net income for the third quarter was $127 million, or $3.25 per diluted share and compares to $48 million, or $1.24, of adjusted net income and diluted earnings per share for the previous quarter.   For the second consecutive quarter, Ryerson generated record Adjusted EBITDA, excluding LIFO of $301 million. This compares to the Company’s previous record of $197 million which was achieved in the second quarter of 2021.

During the quarter, we announced the establishment of a new facility in Centralia, Washington. We also announced our acquisition of Specialty Metals Processing, a toll processor located in Stow, Ohio, that will complement our strength in stainless products and add to the value-added capabilities offered to our customers. Lastly, we announced the construction of a new build-to-suit Central Steel & Wire (“CS&W”) facility in University Park, Illinois that will serve as the future operational hub of the CS&W business. Each of these investments individually and taken together offer enhanced value-added capabilities and ever better customer experiences.

Liquidity & Debt Management

Ryerson used $21 million of operating cash in the third quarter, driven by inventory restocking efforts and normalization of desired inventory service levels. As a result, our cash conversion cycle increased to 68 days. This compares to 55 days for the previous quarter and is within our normal range.

During the third quarter, Ryerson reduced the amount of its 2028 Senior Secured Notes outstanding by $150 million by exercising two of its optional redemption features. The Company ended the third quarter with $633 million of net debt, an increase compared to $563 million for the previous quarter driven by working capital investments, M&A and cash taxes. Despite the transient increase in net debt, the Company’s leverage ratio decreased quarter-over-quarter to 1.0x from 1.5x on stronger trailing twelve month Adjusted EBITDA, excluding LIFO.

Ryerson’s global liquidity decreased to $698 million as of September 30, 2021 from $890 million as of June 30, 2021 as the Company applied proceeds from its sale-leaseback transaction to redeem Notes.

Shareholder Return Activity

During the third quarter, the Company repurchased a total of approximately 39,000 shares at an average price per share of $22.31 resulting in a return to shareholders of approximately $1 million. Ryerson made these repurchases in accordance with its share repurchase program, which authorizes the Company to purchase up to an aggregate amount of $50 million of the Company’s common stock through August 4, 2023.  On November 3, 2021, the Board of Directors declared a quarterly cash dividend of $0.085 per share of common stock, payable on December 16, 2021 to stockholders of record as of November 15, 2021.

Jim Claussen, Executive Vice President & Chief Financial Officer said, “We were pleased to return approximately $4 million to our shareholders through our first dividend payment and share repurchases. These returns and our announced dividend increase are well-supported by Ryerson’s balance sheet advancements, which include attaining and sustaining our target leverage ratio, reducing the principal of our Notes by $150 million and de-risking our pension liabilities. In the third quarter, we also decreased our expenses as a percentage of sales by mitigating expense pressures and recorded our highest Adjusted EBITDA, excluding LIFO for the second consecutive quarter. These achievements reflect the success of our operating and financial transformation, which has not only established our higher earnings potential but has also enabled our further investments in our strategic plan centered around value-added capabilities, digitalization and the overall customer experience.”

Outlook Commentary

Ryerson is optimistic about the fourth quarter industry environment and underlying demand, whose potential continues to build and extend. At this point in the fourth quarter, pricing growth across carbon products has slowed while nickel and aluminum prices remain elevated, benefitting the Company’s diversified product mix, which remains approximately 50% bright metals. Therefore, Ryerson anticipates fourth quarter 2021 revenues in the range of $1.5 billion to $1.6 billion with sequential average selling prices up 5% to 7% and shipments down 7% to 9% due to normal seasonality patterns and persistent supply chain constraints within its end-markets which are hampering realizable demand. LIFO expense in the fourth quarter is expected to be in the range of $71 to $75 million. Therefore, Adjusted EBITDA, excluding LIFO is expected to be in the range of $228 to $232 million and earnings per diluted share is expected to be in the range of $2.38 to $2.48.

Third Quarter 2021 Major Product Metrics
	Tons Shipped (thousands)					Average Selling Prices
	Q3 2021	Q3 2020	Q2 2021	Year-over-year	Quarter-over-quarter	Year-over-year	Quarter-over-quarter

Carbon Steel	399	377	428	5.8%	(6.8%)	97.7%	20.4%
Aluminum	50	49	55	2.0%	(9.1%)	35.9%	9.6%
Stainless Steel	68	63	73	7.9%	(6.8%)	86.2%	25.6%

	Net Sales (millions)
	Q3 2021	Q3 2020	Q2 2021	Year-over-year	Quarter-over-quarter

Carbon Steel	$860	$411	$766	109.2%	12.3%
Aluminum	$269	$194	$270	38.7%	(0.4%)
Stainless Steel	$426	$212	$364	100.9%	17.0%

First Nine Months 2021 Major Product Metrics
	Tons Shipped (thousands)			Average Selling Prices
	YTD 2021	YTD 2020	Year-over-year	Year-over-year

Carbon Steel	1,241	1,172	5.9%	57.9%
Aluminum	158	141	12.1%	21.5%
Stainless Steel	215	199	8.0%	50.4%

	Net Sales (millions)
	YTD 2021	YTD 2020	Year-over-year

Carbon Steel	$2,213	$1,324	67.1%
Aluminum	$780	$573	36.1%
Stainless Steel	$1,092	$672	62.5%

Earnings Call Information

Ryerson will host a conference call to discuss its third quarter results Thursday, November 4, 2021 at 10 a.m. Eastern Time. Participants may access the conference call by dialing 800-430-8332 (U.S. & Canada) / 929-477-0577 (International) and using conference ID 2510822. The live online broadcast will be available on the Company’s investor relations website, ir.ryerson.com. A replay will be available at the same website for 90 days.

About Ryerson

Ryerson is a leading value-added processor and distributor of industrial metals, with operations in the United States, Canada, Mexico, and China. Founded in 1842, Ryerson has around 4,000 employees in approximately 100 locations. Visit Ryerson at www.ryerson.com.

Safe Harbor Provision

Certain statements made in this presentation and other written or oral statements made by or on behalf of the Company constitute "forward-looking statements" within the meaning of the federal securities laws, including statements regarding our future performance, as well as management's expectations, beliefs, intentions, plans, estimates, objectives, or projections relating to the future. Such statements can be identified by the use of forward-looking terminology such as “objectives,” “goals,” “preliminary,” “range,” "believes," "expects," "may," "estimates," "will," "should," "plans," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. The Company cautions that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. Among the factors that significantly impact our business are: the cyclicality of our business; the highly competitive, volatile, and fragmented metals industry in which we operate; fluctuating metal prices; our substantial indebtedness and the covenants in instruments governing such indebtedness; the integration of acquired operations; regulatory and other operational risks associated with our operations located inside and outside of the United States; impacts and implications of adverse health events, including the COVID-19 pandemic; work stoppages; obligations under certain employee retirement benefit plans; the ownership of a majority of our equity securities by a single investor group; currency fluctuations; and consolidation in the metals industry. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth above and those set forth under "Risk Factors" in our annual report on Form 10-K for the year ended December 31, 2020, and in our other filings with the Securities and Exchange Commission. Moreover, we caution against placing undue reliance on these statements, which speak only as of the date they were made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events or circumstances, new information or otherwise.

Media and Investor Contact:

Justine Carlson

312.292.5130

investorinfo@ryerson.com

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Selected Income and Cash Flow Data - Unaudited
(Dollars and Shares in Millions, except Per Share and Per Ton Data)

	2021		2020	First Nine Months Ended
	Third	Second	Third	September 30,
	Quarter	Quarter	Quarter	2021	2020

NET SALES	$1,575.1	$1,419.0	$831.5	$4,141.4	$2,613.6
Cost of materials sold	1,210.5	1,162.0	675.6	3,321.9	2,146.4
Gross profit	364.6	257.0	155.9	819.5	467.2
Warehousing, delivery, selling, general, and administrative	180.2	178.3	125.4	530.3	405.2
Gain on sale of assets (1)	—	(87.4)	—	(107.7)	—
Restructuring and other charges	—	—	0.2	—	2.2
OPERATING PROFIT	184.4	166.1	30.3	396.9	59.8
Other income and (expense), net (2)	(104.6)	(0.7)	(69.1)	(105.0)	(68.3)
Interest and other expense on debt	(13.7)	(13.6)	(20.2)	(40.8)	(61.2)
INCOME (LOSS) BEFORE INCOME TAXES	66.1	151.8	(59.0)	251.1	(69.7)
Provision (benefit) for income taxes	16.1	38.5	(19.3)	62.2	(20.9)
NET INCOME (LOSS)	50.0	113.3	(39.7)	188.9	(48.8)
Less: Net income attributable to noncontrolling interest	0.3	0.4	0.2	1.0	0.3
NET INCOME (LOSS) ATTRIBUTABLE TO RYERSON HOLDING CORPORATION	$49.7	$112.9	$(39.9)	$187.9	$(49.1)
EARNINGS (LOSS) PER SHARE
Basic	$1.29	$2.94	$(1.05)	$4.90	$(1.29)
Diluted	$1.27	$2.91	$(1.05)	$4.84	$(1.29)
Shares outstanding - basic	38.5	38.5	38.1	38.3	38.0
Shares outstanding - diluted	39.1	38.7	38.1	38.8	38.0

Dividends declared per share	$0.08	$—	$—	$0.08	$—

Supplemental Data :
Tons shipped (000)	519	559	489	1,621	1,517
Shipping days	64	64	64	191	192
Average selling price/ton	$3,035	$2,538	$1,700	$2,555	$1,723
Gross profit/ton	703	460	319	506	308
Operating profit/ton	355	297	62	245	39
LIFO expense (income) per ton	197	187	(35)	179	(15)
LIFO expense (income)	102.3	104.8	(16.9)	290.9	(23.0)
Depreciation and amortization expense	13.8	13.1	13.6	40.5	40.5
Cash flow provided by (used in) operating activities	(20.7)	(3.8)	120.6	(71.8)	296.7
Capital expenditures	(11.7)	(6.8)	(6.1)	(25.0)	(17.9)

(1)  The second quarter of 2021 includes a $87.4 million gain on the sale and leaseback of properties with net proceeds of approximately $136.9 million. The first nine months of 2021 includes a $107.7 million gain on the sale and leaseback of properties with net proceeds of approximately $163.2 million.

(2)  The third quarter and the first nine months of 2021 include a $98.3 million pension settlement charge and a $5.5 million loss on the retirement of debt. The third quarter and the first nine months of 2020 includes a $52.5 million pension settlement charge. The third quarter of 2020 also includes a $17.1 million loss on the retirement of debt. The first nine months of 2020 also includes a $16.2 million loss on the retirement of debt.

See Schedule 1 for Condensed Consolidated Balance Sheets
See Schedule 2 for EBITDA and Adjusted EBITDA reconciliation
See Schedule 3 for Adjusted EPS reconciliation
See Schedule 4 for Free Cash Flow reconciliation
See Schedule 5 for Fourth Quarter 2021 Guidance reconciliation

Schedule 1
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Condensed Consolidated Balance Sheets
(In millions, except shares)

	September 30,	December 31,
	2021	2020
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$39.9	$61.4
Restricted cash	1.1	1.1
Receivables, less provisions of $2.9 at September 30, 2021 and $1.7 at December 31, 2020	699.7	378.9
Inventories	855.8	604.5
Prepaid expenses and other current assets	98.0	57.5
Total current assets	1,694.5	1,103.4
Property, plant, and equipment, at cost	765.8	822.9
Less: accumulated depreciation	399.6	401.1
Property, plant, and equipment, net	366.2	421.8
Operating lease assets	204.7	108.3
Other intangible assets	43.9	43.2
Goodwill	124.4	120.3
Deferred charges and other assets	6.3	5.1
Total assets	$2,440.0	$1,802.1
Liabilities
Current liabilities:
Accounts payable	$612.4	$365.1
Salaries, wages, and commissions	84.8	43.1
Other accrued liabilities	135.5	78.3
Short-term debt	28.5	13.8
Current portion of operating lease liabilities	25.4	20.7
Current portion of deferred employee benefits	6.6	6.6
Total current liabilities	893.2	527.6
Long-term debt	644.1	726.2
Deferred employee benefits	178.6	231.6
Noncurrent operating lease liabilities	176.6	93.0
Deferred income taxes	99.7	58.2
Other noncurrent liabilities	19.5	20.4
Total liabilities	2,011.7	1,657.0
Commitments and contingencies
Equity
Ryerson Holding Corporation stockholders' equity:
Preferred stock, $0.01 par value; 7,000,000 shares authorized; no shares issued and outstanding at September 30, 2021 and December 31, 2020	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 38,687,094 and 38,329,897 shares issued at September 30, 2021 and December 31, 2020, respectively	0.4	0.4
Capital in excess of par value	387.4	383.1
Retained earnings	218.6	33.8
Treasury stock, at cost - Common stock of 251,427 shares at September 30, 2021 and 212,500 shares at December 31, 2020	(7.5)	(6.6)
Accumulated other comprehensive loss	(177.8)	(271.9)
Total Ryerson Holding Corporation Stockholders' Equity	421.1	138.8
Noncontrolling interest	7.2	6.3
Total Equity	428.3	145.1
Total Liabilities and Stockholders' Equity	$2,440.0	$1,802.1

Schedule 2
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliations of Net Income Attributable to Ryerson Holding Corporation to EBITDA and Gross profit to Gross profit excluding LIFO
(Dollars in millions)

	2021		2020	First Nine Months Ended
	Third	Second	Third	September 30,
	Quarter	Quarter	Quarter	2021	2020

Net income (loss) attributable to Ryerson Holding Corporation	$49.7	$112.9	$(39.9)	$187.9	$(49.1)
Interest and other expense on debt	13.7	13.6	20.2	40.8	61.2
Provision (benefit) for income taxes	16.1	38.5	(19.3)	62.2	(20.9)
Depreciation and amortization expense	13.8	13.1	13.6	40.5	40.5
EBITDA	$93.3	$178.1	$(25.4)	$331.4	$31.7
Gain on sale of assets	—	(87.4)	—	(107.7)	—
Reorganization	0.6	1.0	4.8	1.9	9.4
Foreign currency transaction (gains) losses	—	(0.2)	(0.4)	(0.2)	(0.4)
Loss on retirement of debt	5.5	—	17.1	5.5	16.2
Pension settlement charge	98.3	—	52.5	98.3	52.5
Purchase consideration and other transaction costs	—	—	—	—	0.4
Other adjustments	1.0	1.1	(0.3)	1.8	(0.4)
Adjusted EBITDA	$198.7	$92.6	$48.3	$331.0	$109.4

Adjusted EBITDA	$198.7	$92.6	$48.3	$331.0	$109.4
LIFO expense (income)	102.3	104.8	(16.9)	290.9	(23.0)
Adjusted EBITDA, excluding LIFO expense (income)	$301.0	$197.4	$31.4	$621.9	$86.4

Net sales	$1,575.1	$1,419.0	$831.5	$4,141.4	$2,613.6

Adjusted EBITDA, excluding LIFO expense (income), as a percentage of net sales	19.1%	13.9%	3.8%	15.0%	3.3%

Gross profit	$364.6	$257.0	$155.9	$819.5	$467.2

Gross margin	23.1%	18.1%	18.7%	19.8%	17.9%

Gross profit	$364.6	$257.0	$155.9	$819.5	$467.2
LIFO expense (income)	102.3	104.8	(16.9)	290.9	(23.0)
Gross profit, excluding LIFO expense (income)	$466.9	$361.8	$139.0	$1,110.4	$444.2

Gross margin, excluding LIFO expense (income)	29.6%	25.5%	16.7%	26.8%	17.0%

Note: EBITDA represents net income before interest and other expense on debt, provision for income taxes, depreciation, and amortization. Adjusted EBITDA gives further effect to, among other things, reorganization expenses, gain on sales of assets, gain on insurance settlement, gain or loss on retirement of debt, pension settlement charge, purchase consideration and other transaction costs, and foreign currency transaction gains and losses. We believe that the presentation of EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), provides useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and provide a basis of comparison of results between current, past, and future periods. We also disclose the metric Adjusted EBITDA, excluding LIFO expense (income), to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), are three of the primary metrics management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues, and gains (losses) that are unrelated to the day to day performance of our business. We also establish compensation programs for our executive management and regional employees that are based upon the achievement of pre-established EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), targets. We also use EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), to benchmark our operating performance to that of our competitors. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), do not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and neither EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. This release also presents gross margin, excluding LIFO expense (income), which is calculated as gross profit minus LIFO expense (income), divided by net sales. We have excluded LIFO expense (income) from gross margin and Adjusted EBITDA as a percentage of net sales metrics in order to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories as we do. Our definitions of EBITDA, Adjusted EBITDA, Adjusted EBITDA, excluding LIFO expense (income), gross margin, excluding LIFO expense (income), and Adjusted EBITDA, excluding LIFO expense (income), as a percentage of sales may differ from that of other companies.

Schedule 3
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliation of Net Income (Loss) and Earnings (Loss) per Share to Adjusted Net Income and Adjusted Earnings Per Share
(Dollars and Shares in Millions, Except Per Share Data)

	2021		2020	First Nine Months Ended
	Third	Second	Third	September 30,
	Quarter	Quarter	Quarter	2021	2020

Net income (loss) attributable to Ryerson Holding Corporation	$49.7	$112.9	$(39.9)	$187.9	$(49.1)

Gain on sale of assets	—	(87.4)	—	(107.7)	—
Restructuring and other charges	—	—	0.2	—	2.2
Loss on retirement of debt	5.5	—	17.1	5.5	16.2
Pension settlement charge	98.3	—	52.5	98.3	52.5
Provision (benefit) for income taxes	(26.6)	22.4	(18.0)	1.0	(18.3)

Adjusted net income attributable to Ryerson Holding Corporation	$126.9	$47.9	$11.9	$185.0	$3.5

Adjusted diluted earnings per share	$3.25	$1.24	$0.31	$4.77	$0.09

Shares outstanding - diluted	39.1	38.7	38.1	38.8	38.0

Note: Adjusted net income and Adjusted diluted earnings per share is presented to provide a means of comparison with periods that do not include similar adjustments.

Schedule 4
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Cash Flow from Operations to Free Cash Flow Yield
(Dollars in Millions)

	2021		2020	First Nine Months Ended
	Third	Second	Third	September 30,
	Quarter	Quarter	Quarter	2021	2020

Net cash provided by (used in) operating activities	$(20.7)	$(3.8)	$120.6	$(71.8)	$296.7
Capital expenditures	(11.7)	(6.8)	(6.1)	(25.0)	(17.9)
Proceeds from sales of property, plant, and equipment	0.1	136.9	—	166.0	0.1
Free cash flow	$(32.3)	$126.3	$114.5	$69.2	$278.9

Market capitalization	$856.0	$561.7	$218.4	$856.0	$218.4

Free cash flow yield	(3.8%)	22.5%	52.4%	8.1%	127.7%

Note: Market capitalization is calculated using September 30, 2021, June 30, 2021, and September 30, 2020 stock prices and shares outstanding.

Schedule 5
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliation of Fourth Quarter 2021 Net Income Attributable to Ryerson Holding Corporation to Adj. EBITDA, excl. LIFO Guidance
(Dollars in Millions, except Per Share Data)
	Fourth Quarter 2021
	Low	High
Net income attributable to Ryerson Holding Corporation	$93	$97

Diluted earnings per share	$2.38	$2.48

Interest and other expense on debt	11	11
Provision for income taxes	35	37
Depreciation and amortization expense	13	13
EBITDA	$152	$158
Adjustments	1	3
Adjusted EBITDA	$153	$161
LIFO expense	75	71
Adjusted EBITDA, excluding LIFO income	$228	$232

Note: See the note within Schedule 2 for a description of EBITDA and Adjusted EBITDA.